Exhibit 5.4

CONSENT OF ROSCOE POSTLE ASSOCIATES INC.

In connection with (1) the management discussion and analysis of financial statements for the year ended August 31, 2010 (the “MD&A”) which included reference to the undersigned in connection with mineral resource and mineral reserve estimates at the Thor Lake property, and (2) the short form prospectus dated April 21, 2011 (the “Prospectus”), which includes reference the undersigned in connection with the Thor Lake property, the undersigned hereby consents to reference to the undersigned’s name and information derived from the MD&A and the Prospectus included or incorporated by reference in the Registration Statement on Form F-10 being filed by Avalon Rare Metals Inc. with the United States Securities and Exchange Commission.

Scott Wilson Roscoe Postle Associates Inc.,
formerly Scott Wilson Roscoe Postle Associates Inc.

/s/ Jason J. Cox

By: Jason J. Cox
Title: Director of Mine Engineering

Date: April 21, 2011